Exhibit 10.12

International Scholarly Exchange Curriculum(Undergraduate) Project of China Scholarship Council

Cooperation Agreement

This agreement was signed in                   by the following parties in December 2012.

Party A: Fujian University of Technology

Address: College Town of Fuzhou City, Fujian Province

Party B: China Liberal (Beijing) Education and Technology Development Co., Ltd.

Address: Room 1206, Business Building, Jingguang Center, Hujialou, Chaoyang District, Beijing

In order to give full play to the advantages of both sides, effectively integrate various social resources and actively promote international advanced teaching modes and experience, Party A and Party B, through friendly consultation, reached an agreement on co-sponsoring International Scholarly Exchange Curriculum (Undergraduate) (ISEC for short) project of China Scholarship Council (CSC) Oriental International Educational Exchange Center (hereinafter referred to as Oriental International):

I. Project content

The ISEC project adopts an innovative talent training mode and is open to students enrolled in undergraduate enrollment plan of domestic institutions of higher education. The normal domestic four-year schooling system can be adopted, and the domestic and foreign two-stage learning mode can also be adopted, among which the domestic learning period should not be less than two years. In the domestic stage, students can learn through the English enhancement and ISEC courses. Eligible students can transfer to the Exchange schools in North America and Europe through credit transfer in the third or fourth year. Graduates may receive bachelor’s degree from foreign universities and undergraduate diploma and bachelor’s degree from domestic universities, which are approved by the Ministry of Education of China.

Party B is responsible for introducing ISEC projects for Party A. Party A is the main body of ISEC projects. Party B undertakes part of school responsibilities and obligations according to Party A’s requirements, such as assisting in application, building teams, promoting enrollment, organizing teaching, providing foreign teachers for some courses, and arranging students to dock with foreign universities, to complete the school-running tasks of the project with high quality.

II. Cooperation scope

1.	Party A is the main body of ISEC project, and Party B is responsible for coordinating with Oriental International and introducing ISEC project for Party A.

2.	Party A and Party B jointly set up a project management organization in the place where Party A is located in order to conduct macro-management and control of ISEC projects. The project director shall be held by Party A and the deputy director shall be appointed by Party B. Party B shall be responsible for the salary and welfare of the deputy director. Party A shall provide school and public places and equipment.

3.	Party B shall assist Party A in project application, project enrollment and management, provide foreign teachers for more than 12 courses of each major (not less than one third of credits of English, general education and professional courses), and arrange students to dock with foreign institutions.

4.	Party B makes use of its own resource superiority to assist Party A to carry out international educational exchanges and cooperation and enhance school influence.

III. Rights and Obligations of Party A

1.	Party A applies to Oriental International for ISEC project as required, cooperates with Oriental International for comprehensive evaluation, signs cooperation agreement with Oriental International and Party B at the time of Oriental International approval, and obtains the approval letter from Oriental International to conduct ISEC project.

2.	After Party A obtained the Oriental International Approval Letter, Party A and Party B jointly formulate the school-running plan, apply to the local education authorities to start the ISEC project, and obtain the approval of the local education authorities The time, major and plan for enrollment shall be agreed upon by both parties according to the circumstances. In the future, enrollment major and plan may be increased or deleted appropriately according to the situation of school every year.

3.	After obtaining the approval of the local education authority, Party A shall submit an application for fees of ISEC cooperative projects to the local price department and obtain the approval of the local price department.

4.	When starting the cooperative project, the specific school location of Party A shall be set in the main campus of Party A, and the school shall ensure that the students of the project are treated equally with other non-project students in the main campus.

5.	Party A shall pay the teaching and management costs and related costs of the first two years (or three years) undergraduate course for students in the project and the latter two years (or three years) of the undergraduate course for students who do not go abroad (provided that the selection, management and related expenses of foreign teachers shall be borne in accordance with the provisions of “Four Rights and Obligations of Party B3” regulations. Party A shall equip the project with qualified bilingual teachers, who can, in principle, be employed in the school or among local teachers, and report to Orient international for the record. Party A shall, as required by Orient international, participate in the corresponding training and bear the corresponding travel and accommodation expenses. With the assistance of Party B, Party A shall be responsible for the formalities such as working visa for foreign teachers appointed by Party B for this project, and provide accommodation for foreign teachers on campus (the accommodation regulations for foreign teachers are decided by Party A).

6.	Party A shall be mainly responsible for the enrollment work of the project, and shall publish the enrollment guide information of the project on the college website, attend the enrollment consultation, advertise enrolment, etc., and bear the publicity expenses.

7.	Party A shall be responsible for the management and daily teaching of the students of the project. Party A shall follow the syllabus requirements of ISEC provided by Oriental International in teaching process, establish an internal audit system for teaching quality , and accept on-site teaching quality inspection and assessment conducted regularly by the evaluation team, which is appointed by the ISEC Project Academic Committee. Party A shall bear the assessment fees, which mainly include travel, accommodation, assessment fees, etc. (However, travel, accommodation and assessment fees shall be used in line with the principle of cost savings).

8.	Party A shall be responsible for timely electronic registration of project students in Oriental International, and actively cooperates with Oriental International in the collection and management of students’ academic results.

IV. Party B’s responsibilities and rights

1.	Party B is responsible for the communication between Party A and Oriental International, rationalizing and coordinating the relationship between the parties. Party B shall assist Party A in obtaining the formal letter of reply from Oriental International and promote the signing of Cooperation Agreement between Oriental International and Party A in organizing the ISEC project. Party B guarantees the legitimacy and feasibility of the ISEC project introduced to Party A. At the request of Party A, Party B shall make use of its own resource advantages to assist Party A in obtaining the approval of the ISEC project by the local education department and department in charge of price.

2.	Party B shall appoint a special person as the deputy director of the project to assist Party A in the management of the ISEC project and shall be responsible for the expenses associated with the personnel appointed.

3.	Party B shall be responsible for appointing foreign teachers who are competent for this course to teach more than 5 core curriculums and 5 professional courses in each major. The teaching qualifications of foreign teachers should meet the teaching requirements of education authorities and Oriental International. Party B is responsible for the management of the foreign teachers selected for this project, and the corresponding salary allowance, remuneration, transportation expenses such as round trip tickets, insurance premiums and other expenses that may arise.

4.	In view of the importance of English teaching to this project, Party B provides Party A with a full set of syllabus and teaching materials for English (IELTS) teaching and helps to set up and train a team of English teachers to ensure the quality of English teaching. Party B provides foreign teachers of the English courses (Listening and Spoken English) for the first two years, and Party B shall be responsible for the related expenses (including work allowance, remuneration, transportation expenses such as round trip tickets, insurance premiums and other expenses that may arise).

5.	Party B is responsible for providing training and consultation support for project promotion, enrollment promotion and so on.

6.	Party B helps Party A to ensure the stability of the teaching team. Both parties may propose to adjust the members of the teaching team, but shall not affect the normal teaching of the project; Both parties should regularly supervise the work of the project teachers and administrators, and adjust the unqualified teachers or staff according to the results of the assessment, but both parties should be fully aware of the possible adverse effects caused by the adjustment of the teaching team.

7.	Party B is responsible for exploring the resources and projects of overseas cooperative universities, introducing and providing other high-quality educational resources or projects for Party A, and actively arranging for a closer cooperative relationship between Party A and one or more American and British universities, such as forming friendly universities, promoting further exchanges and cooperation between the two sides in the fields of credit mutual recognition, teaching and scientific research.

8.	Under the permission of Oriental International, Party B shall actively assist Oriental International or directly provide various overseas study services for students of Party A’s ISEC program, such as: overseas study consulting services, study planning, foreign university admission application, guidance, visa guidance, summer camp, etc.

9.	In order to promote international and inter-school educational exchanges, Party B invites 2-3 relevant personnel from Party A to visit, exchange or short-term training in foreign cooperative colleges and universities every year, the costs of transportation, accommodation and insurance shall be borne by Party B.

V. Cost clause

1.	The project is four-year domestic schooling system. The tuition shall be determined through consultation between the two parties (the proposed standard shall not be less than 20,000 yuan/person/year), and shall be submitted to the price department for examination and approval, from the year of enrollment to the validity of the contract. The annual tuition fee standard and the extent of adjustment shall be agreed upon by both parties according to the specific circumstances. The tuition fees shall be collected from the students by Party A.

2.	Party A shall pay the service and management fee of the project to Party B according to the school year. Payment time is before Nov. 30 per school year. The charge rate is 30% of the student tuition fees for the program, and the calculation is as follows: the number of students enrolled in the program in the current year (based on the statistics of the Nov. 30 of that year) X tuition fee standard of the program X35%. That is to say, the project service fee and management fee that Party B should charge. Party B issues corresponding legal bills to Party A. Party B shall advance the project service fee and management fee to the Oriental International Education Exchange Center on behalf of Party A for RMB three hundred thousand (RMB 300000). This amount shall be transferred to the designated account of Party A within the time limit specified by the Oriental International Education Exchange Center of the State Fund Management Council, which shall be handed over by Party A to the Oriental International Education Exchange Center of the State Fund Management Council. After the project is approved by the local education department, Party A refunds RMB three hundred thousand (RMB 300000) to Party B.

3.	All teachers and administrators sent by Party B shall have their personnel and salary relations in Party B and Party A shall provide the necessary work assistance.

Assistant: If the teacher is recommended by Party A with the assistance of Party B, the teacher shall be appointed and the salary shall be paid by Party A.

4.	The teaching materials of the project course are uniformly used in both Chinese and English edition and auxiliary materials designated by Oriental International. The teaching material costs are paid by students according to the amount of actual use.

VI. Confidentiality Obligations

Both parties undertake to keep confidential to all confidential date and information under this cooperation project, and the parties shall not use the confidential date and information of this cooperation project for purposes unrelated to this cooperation project. The term of this confidentiality obligation shall be from the effective date of this contract to one year after the termination of this contract.

VII. Liabilities for Breach of Contract

1.	The failure of one or both of the parties to this Agreement to perform or fully perform their obligations under this Agreement constitutes a breach of contract. In the event of breach of contract, the defaulting party shall, in accordance with the relevant laws, regulations and the provisions of this Agreement, bear liability for breach of contract and indemnify for actual and other losses suffered by the other party.

2.	If force majeure causes this Agreement to be unenforceable, the parties to the agreement may, in accordance with the influence of force majeure, be exempted from liability in part or in full. If the Party is unable to perform this Agreement due to force majeure, it shall notify the other party in a timely manner, and shall do its utmost to mitigate the losses that may be caused to the other party and provide proof to the other party in a timely manner.

3.	Force majeure under this clause is an objective situation that is unpredictable, unavoidable and insurmountable.

4.	Party A promises Party B to be the sole partner of this project, otherwise Party A shall be liable for breach of contract and indemnify Party B for all economic losses resulting therefrom.

VIII. Settlement of disputes, alteration and dissolution of Agreement

1.	Any dispute arising in the implementation of this Agreement shall be settled through friendly consultation between the two parties. Without negotiation, either party has the right to bring a lawsuit. The competent court of this agreement shall be the people’s court having jurisdiction in the seat of the plaintiff.

2.	Party B shall have the right to terminate the contract if Party A fails to pay the share of the project benefits to Party B on schedule and Party B notifies Party A in writing that the payment shall be made within the time limit but Party A still fails to pay. Party A shall be liable for breach of contract, and all adverse consequences and economic losses arising therefrom shall be borne by Party A.

3.	Both parties shall not suspend their cooperation without any reason until the project students who have been admitted by Party A have graduated. (in the event of breach of contract by one party, it may be dealt with in accordance with the above-mentioned provisions.)

4.	If one of the parties or both parties puts forward justifiable reasons and requests to terminate this agreement in advance, the two parties shall settle the agreement through friendly negotiation and sign the termination agreement before termination.

IX. Entry into force of the agreement

1.	The agreement shall enter into force on the date of signature by the representatives of both parties and shall be valid for ten years. This Agreement shall be in quadruplicate. Each party shall preserve two copies respectively with equal legal force. Neither party may unilaterally modify the terms of the agreement. Uncovered matters are added separately.

2.	When the term of the contract expires, if Party A and Oriental International continue to cooperate on this project, the contract shall be renewed naturally and shall be valid for the same period.

Party A: Fujian University of Technology Fujian University of Technology (sealed)	Party B: China Liberal (Beijing) Education and Technology Development Co., Ltd. China Liberal (Beijing) Education and Technology Development Co., Ltd. (sealed)

Signature and seal of representatives:	Signature and seal of representatives:

MM/DD/YY	MM/DD/YY

International Scholarly Exchange Curriculum (ISEC) Program

Supplementary Agreement

Contract No.:

This Agreement was signed in Fuzhou by the following parties in March 2014

Party A: Fujian University of Technology International College

Address: No. 89, Ruanjian Avenue, Fuzhou City, Fujian Province

Party B: China Liberal (Beijing) Education and Technology Development Co., Ltd.

Address: Room 1206, Business Building, Jingguang Center, Hujialou, Chaoyang District, Beijing

Unless otherwise stated, all the definitions of terms in this Agreement are equal to the definitions of International Scholarly Exchange Curriculum Program Cooperation Agreement (hereinafter referred to as “Original Agreement”) signed by both parties in December 2012.

Whereas:

In order to clear the duties and obligations of the cooperation parties, give a better play to the school-running advantages of both parties and ensure the normal operation of the International Scholarly Exchange Curriculum (ISEC) Program. Both parties based on the principles of mutual benefit and reciprocity, the Supplementary Agreement about the relevant uncovered matters including visa and accommodation of foreign teachers of the Original Agreement has achieved after the friendly negotiation of party A and Party B, detailed as follows:

I. Responsibilities and expenses paid by Party A

1.	Party A is responsible for filling the application form (the foreign teachers’ information involved in the form is provided by Party B) of work-in-China license needed before the foreign teachers enter the country, application report, contract in both English and Chinese and invitation letter, and send the relevant materials to Party B. The above materials should be mailed to the foreign teachers by Party B but the expenses should be borne by Party A. The transportation fees and mailing fees occurred in submitting materials to provincial education department and provincial foreign affairs office are paid by Party A; The provincial foreign affairs office returns the visa materials of the foreign teachers of this program to Party A after they are handled. The expenses occurred in processing material copies and photo prints provided by the foreign teachers involved during handling the visa materials shall be borne by the foreign teachers themselves.

2.	Party A is responsible for taking the foreign teachers to have a physical examination, apply for expert certificate, temporary residence permit and residence permit after the foreign teachers of this program enter the country. Party A should dispatch cars to take the foreign teachers to have a physical examination and bring them back, apply for temporary residence permit and residence permit, and expert certificate; If not, the transportation fees and delivery fees occurred in the process shall be borne by Party A. The expenses involved in copying and photo printing shall be borne by the foreign teachers themselves.

3.	New hired foreign teachers in this program need to replace their visa in Hong Kong, Party A shall assist the teachers to order the air and bus tickets and guide the teachers to ride them.

4.	Party A can dispatch a car to pick up the foreign teachers at the airport refer to their flight information, if cannot, the transportation fees occurred shall be borne by the teachers themselves. If the flight delayed, the late meal fees borne by the airport pickup staff themselves.

5.	Party A is responsible for providing the campus dormitory for the foreign teachers in this program. If the foreign teachers insisted to live outside the campus, then count from the month when the foreign teachers renting the apartment, the first foreign teacher who need to live outside the campus can have the accommodation subsidy of RMB 1800 (pre-tax) paid by Party A, the accommodation subsidy of RMB 1800 (pre-tax) of the second teacher should paid by Party B. If there is only one foreign teacher who insisted to live outside the campus, then Party A and Party B shall take their turns to pay the accommodation subsidy of RMB 1800 (pre-tax) according to semester. When the foreign teachers and Party B provide the formal rental invoice to Party A, Party A shall pay the accommodation subsidy.

6.	Party A is responsible for sending someone assists the foreign teachers in this program to find an appropriate apartment to move in, the transportation fees occurred by it should be paid by Party A. After the foreign teacher renting the apartment, Party A shall dispatch a car to send the baggage of the teacher to the apartment, if cannot, the relevant transportation fees shall be paid by Party A.

7.	Party A is responsible for handling the problems confronted in the teaching and daily life of the foreign teacher (such as: take them to hospital and open account in bank), Party A shall pay the transportation fees occurred in the first time of go to hospital and open account or dispatch cars, if Party A cannot dispatch the car, the transportation fees shall be solved by the foreign teachers themselves.

II. Responsibilities and expenses paid by Party B

1.	Party B shall appoint a special person as the deputy director of the program to participate in Party A and conduct co-management of the ISEC program with Party A and shall be responsible for the expenses associated with the personnel appointed.

2.	According to the International Scholarly Exchange Curriculum Program Cooperation Agreement signed by both parties in December 2012, Party B shall provide international faculty in above 12 courses each major (not less than one third of the credits of English, general knowledge and major courses). According to the training plan of each major in Fujian University of Technology, the certain No. of courses and credits be borne by Party B is calculated by the number of courses and the total credits deduct the ideological and political course, sports course, professional development course and graduation practice design. In consideration of there are more class hours in English major, and teach in small classes, Party B has invested more educational resources to it than the ordinary classes. It has determined by both parties after the friendly consultation, Party B should appoint the foreign teachers who is qualified with the courses in this program to Party A to teach 4 general knowledge courses and 6 major courses (architecture major set up 8 major courses) to the students under the program of ISEC, and is responsible for providing foreign teaching teachers of 6 English majors in 2 years, including the University Academic English Writing (requested by the ISEC program), English Phonetics, Oral English 1, Oral English 2, Oral English 3 and Oral English 4.

Both parties agree: If the English courses’ number borne by Party B decreased due to the adjustment of Party B’s training plan, the decreased number shall increase into the corresponding general knowledge courses, i.e. when there is a decrease in English course, there is an increase in general knowledge courses additional accordingly.

After the agreement of both parties, Party B can adjust the borne course’s name, but the borne number shall not be decreased. The total number of courses shall be ensured to maintain in 16 courses (18 courses in architecture major).

3.	The conditions of the foreign teaching teachers in 16 courses (18 courses in architecture major) provided by Party B are as follows:

(1).	Set up in total 6 English courses of freshman year and sophomore year:

Set up Oral English 1, English Phonetics in the first semester of freshman year;

Set up the University Academic English Writing (general knowledge courses requested by the ISEC program), Oral English 2;

Set up Oral English 3 in the first semester of sophomore year;

Set up Oral English 4 in the first semester of sophomore year;

(2).	Set up in total 4 general courses in both freshman year and sophomore year (specific course’s name refer to the appendix);

(3).	Set up in total 6 general courses in both junior year and senior year (set up 8 major courses, specific course’s name refer to the appendix).

4.	Party B shall determine the teaching teachers 2 months before the classes begin and submit it to Party A to handle the relevant procedures.

5.	Party B is responsible for paying the according salary allowance, reward of each class and travel expenses’ subsidy.

6.	Party B is responsible for paying the medical insurance in China, insurance expenses are transferred by Party B to Party A, Party A transfer it to insurance company.

7.	Party B is responsible for paying the physical examination fees, visa fees (foreign, Hong Kong and Fuzhou) of the foreign teachers in this program, the foreign teachers should provide the corresponding invoices.

8.	The mailing fees occurred in mailing to the foreign teacher and Party B shall be borne by Party A.

9.	Party A is responsible for providing the campus dormitory for the foreign teachers in this program. If the foreign teachers insisted to live outside the campus, then count from the month when the foreign teachers renting the apartment, the first foreign teacher who need to live outside the campus can have the accommodation subsidy of RMB 1800 (pre-tax) paid by Party A, the accommodation subsidy of RMB 1800 (pre-tax) of the second teacher should paid by Party B. If there is only one foreign teacher who insisted to live outside the campus, then Party A and Party B shall take their turns to pay the accommodation subsidy of RMB 1800 (pre-tax) according to semester. When the foreign teachers and Party B provide the formal rental invoice to Party A, Party A shall pay the accommodation subsidy.

10.	Party B is responsible for providing the copies and photos of visa, Chinese and English resume, educational certificate and the relevant qualification certificate to the foreign teachers for handling all the certificates. The number of copies and photos shall provide to Party A according to the requirements of certificate handling.

11.	Party B is responsible to inform Party A the flight information of the foreign teachers in this program coming to China.

12.	In the process of handling visa for the foreign teachers, if the foreign teachers fail to in their position to perform this Agreement, the expenses occurred in this process borne by Party B.

III. Confidentiality obligation

Both parties undertake to keep confidential to all confidential date and information under this cooperation program, and the parties shall not use the confidential date and information of this cooperation program for purposes unrelated to this cooperation program. The term of this confidentiality obligation shall be from the effective date of this contract to one year after the termination of this contract.

IV. Responsibility of default

1.	The failure of one or both of the parties to this Agreement to perform or fully perform their obligations under this Agreement constitutes a breach of contract. In the event of breach of contract, the defaulting party shall, in accordance with the relevant laws, regulations and the provisions of this Agreement, bear liability for breach of contract and indemnify for actual and other losses suffered by the other party.

2.	If force majeure causes this Agreement to be unenforced, the parties to the agreement may, in accordance with the influence of force majeure, be exempted from liability in part or in full. If the Party is unable to perform this Agreement due to force majeure, it shall notify the other party in a timely manner, and shall do its utmost to mitigate the losses that may be caused to the other party and provide proof to the other party in a timely manner.

3.	Force majeure under this clause is an objective situation that is unpredictable, unavoidable and insurmountable.

4.	Party A promises Party B to be the sole partner of this program, otherwise Party A shall be liable for breach of contract and indemnify Party B for all economic losses resulting therefrom.

V. Settlement of disputes, alteration and dissolution of Agreement

1.	Any dispute arising in the implementation of this Agreement shall be settled through friendly consultation between the two parties. Without negotiation, either party has the right to bring a lawsuit. The competent court of this agreement shall be the people’s court having jurisdiction in the seat of the plaintiff.

2.	Party B shall have the right to terminate the contract if Party A fails to pay the share of the program benefits to Party B on schedule and Party B notifies Party A in writing that the payment shall be made within the time limit but Party A still fails to pay. Party A shall be liable for breach of contract, and all adverse consequences and economic losses arising therefrom shall be borne by Party A.

3.	Both parties shall not terminate their cooperation without any reason until the program students who have been admitted by Party A have graduated. (in the event of breach of contract by one party, it may be dealt with in accordance with the above-mentioned provisions.)

4.	If one of the parties or both parties puts forward justifiable reasons and requests to terminate this agreement in advance, the two parties shall settle the agreement through friendly negotiation and sign the termination agreement before termination.

VI. Effectiveness of the protocol

1.	The agreement will take effect since the date of signature and sign by the representatives of both parties, valid period is in accordance with the Original Agreement. This Agreement shall be in quadruplicate. Each party shall preserve two copies respectively with equal legal force. Neither party may unilaterally modify the terms of the agreement. Uncovered matters are added separately.

2.	When the term of the contract expires, if Party A and Oriental International continue to cooperate on this program, the contract shall be renewed naturally and shall be valid for the same period.

3.	The content and items of the original agreement unmodified still in accordance with the Original Agreement.

Appendix: The Undertaken Teaching Course Catalogue under Fujian University of Technology ISEC Program

Party A: Fujian University of Technology International College Fujian University of Technology International College (sealed)	Party B: China Liberal (Beijing) Education and Technology Development Co., Ltd. China Liberal (Beijing) Education and Technology Development Co., Ltd. (sealed)

Signature and seal of representatives:	Signature and seal of representatives:

May 15, 2014	May 15, 2014